Exhibit 10.19

INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT

THIS INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT (this “Agreement”) is entered into as of April 4, 2004 (the “Effective Date”) between Motorola, Inc., a Delaware corporation (“Motorola”), and Freescale Semiconductor, Inc., a Delaware corporation (“Freescale”). Capitalized terms used in this Agreement and not otherwise defined herein will have the meanings ascribed to such terms in that certain Master Separation and Distribution Agreement between Motorola and Freescale dated as of April 4, 2004 (the “Master Separation and Distribution Agreement”).

RECITALS

WHEREAS, Motorola has determined that it would be appropriate and desirable to separate the SPS Business from Motorola;

WHEREAS, in connection with the separation of the SPS Business from Motorola, Motorola desires to contribute or otherwise transfer, and to cause certain of its Subsidiaries to contribute or otherwise transfer, certain Assets and Liabilities associated with the SPS Business, including the stock or other equity interests of certain of Motorola’s Subsidiaries dedicated to the SPS Business, to Freescale and certain of Freescale’s Subsidiaries (the “Contribution”);

WHEREAS, as part of such Contribution, Motorola desires to contribute or otherwise transfer and assign, and to cause certain of its Subsidiaries to contribute or otherwise transfer and assign, certain Intellectual Property of the Motorola Group associated with the SPS Business prior to the Effective Date;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth below, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereby agree as follows:

AGREEMENT

1.	DEFINITIONS

1.1   “Affiliate” of any specified Person means any other Person directly or indirectly “controlling,” “controlled by,” or “under common control with” (within the meaning of the Securities Act), such specified Person; provided, however, that for purposes of this Agreement, unless this Agreement expressly provides otherwise, the determination of whether a Person is an Affiliate of another Person will be made assuming that no member of the Motorola Group is an Affiliate of any member of the Freescale Group.

1.2   “Assigned Copyrights” means: (a) all Copyrights in and to the Assigned Technology and other copyrightable works identified in Exhibit A; (b) all renewals and extensions thereof; and (c) all rights with respect to such Copyrights.

1.3   “Assigned Intellectual Property” has the meaning set forth in Section 2.1 (Assigned Intellectual Property).

1.4   “Assigned Mask Works” means: (a) those Mask Works fixed by Motorola that are embodied exclusively in an SPS Product and any mask work protection available to Motorola in those Mask Works; and (b) all rights with respect to such Mask Works.

1.5   “Assigned Patents” means: (a) all Patents set forth on Exhibit A; (b) all inventions claimed or described in such Patents; (c) all divisions, renewals, reissues, continuations, extensions, and continuations-in-part of the foregoing Patents, (d) any Patents in the United States and anywhere else in the world and Patent applications that have been or may be granted or filed, respectively, with respect to those inventions, including without limitation all foreign Patents that may claim priority based on and correspond to the Patents listed in Exhibit A; and (e) all rights with respect to such Patents.

1.6   “Assigned Technology” means any and all portions of Corporation Technology (other than Assigned Mask Works): (a) used exclusively or held for use exclusively in the SPS Business; (b) the Technology set forth on Exhibit A; and (c) all rights with respect to such Technology.

1.7   “Assigned Trademarks” means: (a) the Trademarks identified on Exhibit A; (b) all goodwill associated with the business related to such Trademarks; and (c) all rights with respect to such Trademarks.

1.8   “Copyrights” means: (a) any rights in original works of authorship fixed in any tangible medium of expression as set forth in 17 U.S.C. § 101 et. seq.; (b) all registrations and applications to register the foregoing anywhere in the world; (c) all foreign counterparts and analogous rights anywhere in the world; and (d) all rights in and to any of the foregoing.

1.9   “Corporation Technology” means any and all Technology that exists as of the Effective Date and that, immediately prior to the Effective Date, is owned by Motorola or any of its Affiliates, including any of its business units and divisions. The term includes any and all Technology owned or controlled by any Motorola Affiliates under which Motorola or any of its Affiliates has the right to grant any of the assignments of the type and on the terms granted in this Agreement.

1.10 “Freescale Group” means Freescale, each Person that Freescale directly or indirectly controls (within the meaning of the Securities Act) immediately after the Effective Date, and each other Person that becomes an Affiliate of Freescale after the Effective Date.

1.11 “Group” means either the Motorola Group or the Freescale Group, as the context requires.

1.12 “Intellectual Property” means all rights in Copyrights, Patents, Mask Works, Trademarks, Technology and any other proprietary rights relating to intangible property anywhere in the world, and all registrations and applications related to any of the foregoing and analogous rights thereto anywhere in the world.

1.13 “Mask Work” means: (a) any mask work, registered or unregistered, as defined in 17 U.S.C. §901; (b) all registrations and applications to register the foregoing anywhere in the world; (c) all foreign counterparts and analogous rights anywhere in the world (including, without limitation, semiconductor topography rights); and (d) all rights in and to any of the foregoing.

1.14 “Motorola Group” means Motorola and each Person that is an Affiliate of Motorola (other than any member of the Freescale Group) immediately after the Effective Date, and each other Person that becomes an Affiliate of Motorola after the Effective Date.

1.15 “Patents” means: (a) patents and patent applications, worldwide, including all divisions, continuations, continuing prosecution applications, continuations in part, reissues, renewals, reexaminations, and extensions thereof and any counterparts worldwide claiming priority therefrom; utility models, design patents, patents of importation/confirmation, and certificates of invention and like statutory rights; and (b) all right in and to any of the foregoing.

1.16 “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency, or political subdivision thereof.

1.17 “Registered Intellectual Property” means Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by any governmental or quasi-governmental agency or non-governmental registrar (whether provisional, supplemental, or otherwise), anywhere in the world.

1.18 “Software” means computer programs and systems, whether embodied in software, firmware or otherwise, including, software compilations, software implementations of algorithms, software tool sets, compilers, and software models and methodologies (regardless of the stage of development or completion) including any and all: (a) media on which any of the foregoing is recorded; (b) forms in which any of the foregoing is embodied (whether in source code, object code, executable code or human readable form); and (c) translation, ported versions and modifications of any of the foregoing.

1.19 “SPS Product” means any product that, immediately prior to the Effective Date, is identified as a product of the Motorola Semiconductor Products Sector as set forth in the pti code listing for the Semiconductor Products Sector excluding those products set forth on Exhibit I.

1.20 “Technology” means any and all technical information, Software, specifications, drawings, records, documentation, works of authorship or other creative works, ideas, knowledge, know-how, trade secrets invention disclosures or other data including works subject to Copyrights and Mask Works (but does not include Trademarks or Patents).

1.21 “Trademarks” means: (a) trademarks, service marks, logos, trade dress and trade names, and domain names indicating the source of goods or services, and other indicia of commercial source or origin (whether registered, common law, statutory or otherwise); (b) all registrations and applications to register the foregoing anywhere in the world; (c) all goodwill associated therewith; and (e) all rights in and to any of the foregoing.

2.	ASSIGNMENT AND TRANSFER OF INTELLECTUAL PROPERTY

2.1 Assigned Intellectual Property. In accordance with this Agreement, Motorola hereby sells, assigns, conveys, transfers and agrees to deliver to Freescale, and Freescale hereby acquires from Motorola and the members of the Motorola Group, all right, title and interest in the United States and throughout the world of Motorola and the members of the Motorola Group in and to the following (collectively, the “Assigned Intellectual Property”):

(a) all Assigned Patents, Assigned Copyrights, Assigned Trademarks, Assigned Mask Works and Assigned Technology including, without limitation, the Intellectual Property listed and described in Exhibit A, and all tangible embodiments of any of the foregoing, in any form and in any media, in the possession of any member of the Motorola Group or other Persons engaged or retained by any member of the Motorola Group, subject to all licenses and covenants not to assert with respect to any of the foregoing entered into prior to the Effective Date;

(b) the exclusive right to grant licenses and rights under and with respect to any of the Intellectual Property referenced in Section 2.1(a), and to sue for any infringement occurring before or after the Effective Date as well as all statutory, contractual and other claims, demands, and causes of action for royalties, fees, or other income from, or infringement, misappropriation or violation of, any of the foregoing, and all of the proceeds from the foregoing that are accrued and unpaid as of, and/or accruing after, the Effective Date (except with respect to certain revenue sharing arrangements set forth in Exhibit B2 to the Master Intellectual Property License Agreement between Motorola and Freescale dated on or about the Effective Date with respect to certain “BGA Patents” described in such agreement); and

(c) the exclusive right to apply for and obtain statutory rights and registrations with respect to any Intellectual Property referenced in Section 2.1(a), including without limitation any Intellectual Property: (i) conceived, developed or reduced to practice prior to the Effective Date solely by individuals who were Motorola employees and become Freescale employees after the Effective Date, even if the applicable Freescale employment agreement is not signed by such individuals (“Transferred Employees”), and (ii) unless otherwise agreed by the parties, conceived, developed or reduced to practice solely by Transferred Employees after the Effective Date, in the United States and anywhere else in the world.

2.2 Mandatory Laws. If and to the extent that, as a matter of law in any jurisdiction, ownership, title, or any rights or interest in or to any of the Assigned Intellectual Property cannot be assigned as provided in Section 2.1 (Assigned Intellectual Property) (i) Motorola irrevocably agrees to assign and transfer, and hereby assigns and transfers to Freescale all rights (including, without limitation, all economic and commercialization rights) that can be assigned pursuant to Section 2.1 (Assigned Intellectual Property) to the fullest extent permissible; and (ii) Motorola irrevocably agrees to grant, and hereby grants, Freescale an unlimited (except as provided otherwise in the Intellectual Property License Agreement), exclusive, irrevocable, worldwide, perpetual, royalty-free license to use, exploit and commercialize in any manner now known or in the future discovered and for whatever purpose, any rights to Assigned Intellectual Property that cannot be assigned as contemplated by Section 2.1 (Assigned Intellectual Property).

2.3 Supplemental Document Deliveries. On the Effective Date, each of Motorola and Freescale shall deliver to the other all of the documents and instruments included below to be duly executed where appropriate by the applicable party(ies) and notarized where indicated in the exhibits to this Agreement: (i) a bill of sale substantially in the form attached as Exhibit B (the “Bill of Sale”); (ii) the Patent Assignment, Copyright Assignment, Trademark Assignment, and Domain Name Assignment (substantially in the form attached as Exhibit C, Exhibit D, Exhibit E, and Exhibit F, respectively, including any foreign counterparts thereto); and (iii) such other documents as the either party or its counsel may reasonably request with respect to the Assigned Intellectual Property.

2.4 Certain Trademark Rights. With respect to the composite Trademarks specifically identified on Exhibit H (the “Designated Composite Marks”), Motorola hereby agrees that it shall expressly abandon its rights in and to its registrations and pending trademark application for such Designated Composite Marks and shall not contest or otherwise take any action to prevent or impede Freescale from filing applications to register Trademarks which include components of the Designated Composite Marks that do not include as any element or component thereof: (a) the “MOTOROLA” name or Trademark; (b) the M in a Circle Design Trademark (c) any other Trademark of Motorola that is not an Assigned Trademark; or (d) any Trademark confusingly similar to either of the foregoing. For clarity, the foregoing does not constitute an assignment or transfer of (or an agreement to assign or transfer) any elements of any of the Designated Composite Marks (which shall be assigned solely to the extent such elements constitute Assigned Trademarks).

3.	TECHNOLOGY ACCESS AND KNOWLEDGE TRANSFER

3.1 Access and Transfer. During the period beginning on the Effective Date and ending on June 1, 2005 (the “Assigned IP Transfer Period”): (a) Motorola shall deliver to Freescale or its designee all tangible embodiments of the Assigned Intellectual Property and all records and documentation relating thereto, including but not limited to (i) the Software included in the Assigned Intellectual Property, and (ii) all files, records, notes and correspondence with respect to the prosecution, registration and maintenance of any Registered Intellectual Property; and (b) the parties shall undertake training, debriefing and other knowledge transfer activities described in the knowledge transfer plan set forth on Exhibit G (Assigned IP Transfer Plan) in accordance with the schedule set forth thereon. In addition, during the Assigned IP Transfer Period, each party shall have the right to access and to copy any and all portions of the Assigned

Intellectual Property in possession of the other party; provided, however, that any member of the Freescale Group taking possession of facilities containing certain Assigned Intellectual Property shall constitute delivery of such Assigned Intellectual Property. Such access and copying shall be in accordance with a reasonable request and schedule to be mutually agreed upon between the party in possession of the Assigned Intellectual Property that is requested and the requesting party. All costs associated with the assembling, copying and delivering of such Assigned Intellectual Property shall be borne by the requesting party.

3.2 Export Control. Freescale hereby acknowledges that the Assigned Technology is subject to export controls under the laws and regulations of the United States, including the Export Administration Regulations, 15 C.F.R. Parts 730-774. In the purchase, resale and exploitation of any or all Assigned Technology, Freescale and each member of the Freescale Group shall comply strictly with all such United States export controls, and, without limiting the generality of this Section 3.2 (Export Control), Freescale and each member of the Freescale Group shall not export, reexport, transfer or divert any of the Assigned Technology, and technical data pertaining to such Assigned Technology, or any direct product thereof to any destination, end-use or end-user that is prohibited or restricted under such United States export control laws and regulations, except as specifically authorized by the United States Department of Commerce.

4.	NO REPRESENTATIONS OR WARRANTIES

FREESCALE (ON BEHALF OF ITSELF AND EACH MEMBER OF THE FREESCALE GROUP) ACKNOWLEDGES AND AGREES THAT: (A) NO MEMBER OF THE MOTOROLA GROUP IS MAKING IN THIS AGREEMENT (OR ANY OTHER AGREEMENT CONTEMPLATED BY THIS AGREEMENT OR OTHERWISE) ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, AS TO THE CONDITION, QUALITY, MERCHANTABILITY OR FITNESS OF ANY ASSIGNED INTELLECTUAL PROPERTY; (B) ALL SUCH ASSIGNED INTELLECTUAL PROPERTY SHALL BE TRANSFERRED ON AN “AS IS,” “WHERE IS” BASIS; AND (C) FREESCALE AND ITS AFFILIATES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT ANY CONVEYANCE SHALL PROVE TO BE INSUFFICIENT TO VEST IN IT OR THEM GOOD AND MARKETABLE TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST, PLEDGE, LIEN, CHARGE, CLAIM OR OTHER ENCUMBRANCE OF ANY NATURE WHATSOEVER.

5.	MISCELLANEOUS

5.1 Governing Law. The internal laws of the State of Delaware (without reference to its principles of conflicts of law) govern the construction, interpretation and other matters arising out of or in connection with this Agreement and its exhibits and schedules (whether arising in contract, tort, equity or otherwise).

5.2 Jurisdiction. If any Dispute arises out of or in connection with this Agreement, except as expressly contemplated by another provision of this Agreement, the parties irrevocably (and the parties will cause each other member of their respective Group members to irrevocably): (a) consent and submit to the exclusive jurisdiction of federal and state courts located in Delaware; (b) waive any objection to that choice of forum based on venue or to the effect that the forum is not convenient; and (c) WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT TO TRIAL OR ADJUDICATION BY JURY.

5.3 Dispute Resolution.

      (a) Amicable Resolution –

(i) Motorola and Freescale mutually desire that friendly collaboration will continue between them. Accordingly, they will try, and will cause their respective Group members to try, to resolve in an amicable manner all disagreements and misunderstandings connected with their respective rights and obligations under this Agreement, including any amendments hereto or thereto. In furtherance thereof, in the event of any dispute or disagreement (a “Dispute”) between any Motorola Group member and any Freescale Group member as to the interpretation of any provision of this Agreement (or the performance of obligations hereunder), the matter, upon written request of either party, will be referred for resolution to a steering committee established pursuant to this Section 5.3(a) (Amicable Resolution) (the “Steering Committee”). The Steering Committee will have eight (8) members, four (4) of whom will be appointed by Motorola and four (4) of whom will be appointed by Freescale. Each of Motorola and Freescale will use its good faith efforts to avoid replacing the initial members of the Steering Committee for the first year after the Effective Date. Thereafter, Motorola and Freescale will, to the extent practicable, honor the other party’s reasonable objections to any replacements of Steering Committee members. While any person is serving as a member of the Steering Committee, such person may not designate any substitute or proxy for purposes of attending or voting at a Steering Committee meeting. Notwithstanding the foregoing, unless otherwise specifically agreed upon by the parties, the members comprising the steering committee established for purposes of resolving Disputes under the Master Separation and Distribution Agreement will constitute the Steering Committee for purposes of resolving Disputes under this Agreement. The Steering Committee will make a good faith effort to promptly resolve all Disputes referred to it. Steering Committee decisions made with the consent of at least three (3) Freescale members and at least three (3) Motorola members will be binding on Motorola and Freescale. If the Steering Committee does not agree to a resolution of a Dispute within thirty (30) days after the reference of the matter to it, each of Motorola and Freescale will be free to exercise the remedies available to it under applicable law, subject to Section 5.3(b) (Mediation and Alternate Dispute Resolution). Notwithstanding anything to the contrary in this Section 5 (Miscellaneous), any amendment to the terms of this Agreement may only be effected in accordance with Section 5.10 (Amendment).

(ii) Between the Effective Date and the first anniversary of the Effective Date, the Steering Committee will hold meetings every six (6) weeks on dates established at the organizational meeting of the Steering Committee, which will be held as promptly as practicable after the Effective Date. Such meeting dates may be rescheduled by the Steering Committee if it becomes reasonably impracticable to hold such a meeting. After the first anniversary of the Effective Date, the Steering Committee will hold regularly scheduled meetings as determined by the Steering Committee.

     (b) Mediation and Alternate Dispute Resolution – In the event any Dispute cannot be resolved in a friendly manner as set forth in Section 5.3(a) (Amicable Resolution), the parties intend that such Dispute be resolved by an alternative dispute resolution process (“ADR”). If the Steering Committee is unable to resolve the Dispute as contemplated by Section 5.3(a) (Amicable Resolution), either Motorola or Freescale may demand mediation of the Dispute by written notice to the other, in which case the two parties will select a mediator within ten (10) days after the demand. Neither party may unreasonably withhold consent to the selection of the mediator. The parties may agree to replace mediation with some other form of non-binding ADR such as neutral fact finding or mini-trial. The use of any ADR procedures will not be construed under the doctrines of laches, waiver or estoppel to affect adversely the rights of either party. Each of Motorola and Freescale will bear its own costs of mediation or other form of ADR, but both parties will share the costs of the mediator or other arbiter equally.

     (c) Non-Exclusive Remedy – Nothing in this Section 5.3 (Dispute Resolution) will prevent either Motorola or Freescale from commencing formal litigation proceedings or seeking injunctive or similar relief if: (i) the Dispute has not been resolved within forty-five (45) days after commencement of the applicable ADR process; or (ii) any delay resulting from efforts to mediate such Dispute could result in serious and irreparable injury to either Motorola, Freescale, or any member of either party’s Group.

     (d) Commencement of Dispute Resolution Procedure – Notwithstanding anything to the contrary in this Agreement, Motorola and Freescale are the only members of their respective Group entitled to commence a dispute resolution procedure under this Agreement, whether pursuant to this Section 5.3 (Dispute Resolution) or otherwise, and each party will cause its respective Group members not to commence any dispute resolution procedure other than through such party as provided in this Section5.3(d).

5.4 Notices. Each party giving any notice required or permitted under this Agreement will give the notice in writing and use one of the following methods of delivery to the party to be notified, at the address set forth below or another address of which the sending party has been notified in accordance with this Section 5.1 (Notices): (a) personal delivery; (b) facsimile or telecopy transmission with a reasonable method of confirming transmission; (c) commercial overnight courier with a reasonable method of confirming delivery; or (d) pre-paid, United States of America certified or registered mail, return receipt requested. Notice to a party is effective for purposes of this Agreement only if given as provided in this Section 5.4 (Notices) and shall be deemed given on the date that the intended addressee actually receives the notice.

If to Motorola: Motorola, Inc. 1303 East Algonquin Road Schaumburg, Illinois 60196 Attention: Chief Financial Officer Facsimile: 847.576.1402	with a copy to: Motorola, Inc. 1303 East Algonquin Road Schaumburg, Illinois 60196 Attention: General Counsel Facsimile: 847.576.3628

If to Freescale: Freescale Semiconductor, Inc. 6501 William Cannon Drive Austin, Texas 78737 Attention: Chief Financial Officer Facsimile: 512.895.8696	with a copy to: Freescale Semiconductor, Inc. 7700 West Parmer Lane Austin, Texas 78729 Attention: General Counsel Facsimile: 512.996.7697

5.5 Binding Effect and Assignment. This Agreement binds and benefits the parties and their respective successors and assigns, neither party may assign any of its rights or delegate any of its obligations under this Agreement without the written consent of the other party which consent may be withheld in its sole and absolute discretion and any assignment or attempted assignment in violation of the foregoing will be null and void. Notwithstanding the preceding sentence, Motorola may assign this Agreement in connection with a merger transaction in which Motorola is not the surviving entity or the sale of all or substantially all of its assets.

5.6 Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable, the remaining provisions of this Agreement will remain in full force, if the essential terms and conditions of this Agreement for each party remain valid, binding and enforceable.

5.7 Entire Agreement. This Agreement, together with the Ancillary Agreements and each of the exhibits and schedules appended hereto and thereto, constitutes the final agreement between the parties, and is the complete and exclusive statement of the parties’ agreement on the matters contained herein and therein. All prior and contemporaneous negotiations and agreements between the parties with respect to the matters contained in this Agreement are superseded by this Agreement. In event of any conflict between (a) any provision in the Master Separation and Distribution Agreement or any Contribution Agreement (as defined in the Separation and Distribution Agreement) on the one hand, and (b) any specific provision of this Agreement, on the other hand, pertaining to the subject matter of this Agreement, the specific provisions of this Agreement will control over the provisions in the Master Separation and Distribution Agreement or such Contribution Agreement, as applicable.

5.8 Counterparts. The parties may execute this Agreement in multiple counterparts, each of which constitutes an original as against the party that signed it, and all of which together constitute one agreement. The signatures of both parties need not appear on the same counterpart. The delivery of signed counterparts by facsimile or email transmission that includes a copy of the sending party’s signature is as effective as signing and delivering the counterpart in person.

5.9   Expenses. Except as otherwise provided in this Agreement, any of the other Ancillary Agreements or any other agreement between the parties contemplated hereby, all costs, fees and expenses of either party in connection with the transactions contemplated by this Agreement will be paid by the party that incurs such costs and expenses.

5.10 Amendment. The parties may amend this Agreement only by a written agreement signed by each party to be bound by the amendment and that identifies itself as an amendment to this Agreement.

5.11 Waiver. The parties may waive a provision of this Agreement only by a writing signed by the party intended to be bound by the waiver. A party is not prevented from enforcing any right, remedy or condition in the party’s favor because of any failure or delay in exercising any right or remedy or in requiring satisfaction of any condition, except to the extent that the party specifically waives the same in writing. A written waiver given for one matter or occasion is effective only in that instance and only for the purpose stated. A waiver once given is not to be construed as a waiver for any other matter or occasion. Any enumeration of a party’s rights and remedies in this Agreement is not intended to be exclusive, and a party’s rights and remedies are intended to be cumulative to the extent permitted by law and include any rights and remedies authorized in law or in equity.

5.12 Authority. Each of the parties hereto represents to the other that: (a) it has the corporate or other requisite power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate or other action, (c) it has duly and validly executed and delivered this Agreement, and (d) this Agreement is a legal, valid and binding obligation, enforceable against it and its Affiliates in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general equity principles.

5.13	Construction of Agreement.

(a) Where this Agreement states that a party “will” or “shall” perform in some manner or otherwise act or omit to act, it means that the party is legally obligated to do so in accordance with this Agreement.

(b) The captions, titles and headings, and table of contents, included in this Agreement are for convenience only, and do not affect this Agreement’s construction or interpretation. When a reference is made in this Agreement to an Article or a Section, exhibit or schedule, such reference will be to an Article or Section of, or an exhibit or schedule to, this Agreement unless otherwise indicated.

(c) This Agreement is for the sole benefit of the parties hereto and the respective Group members of the parties hereto and does not, and is not intended to, confer any rights or remedies in favor of any Person (including any employee or stockholder of Motorola or Freescale) other than the parties signing this Agreement and their respective Group members.

(d) The words “including,” “includes,” or “include” are to be read as listing non-exclusive examples of the matters referred to, whether or not words such as “without limitation” or “but not limited to” are used in each instance.

(e) Any reference in this Agreement to the singular includes the plural where appropriate. Any reference in this Agreement to the masculine, feminine or neuter gender includes the other genders where appropriate. For purposes of this Agreement, after the Effective Date, the SPS Business will be deemed to be the business of Freescale and the Freescale Group, and all references made in this Agreement to Freescale as a party which operates as of a time following the Effective Date, will be deemed to refer to all members of the Freescale Group as a single party, where appropriate.

(f) Unless otherwise expressly specified, all references in this Agreement or any Ancillary Agreement to “dollars” or “$” means United States Dollars. If any payment required to be made hereunder is denominated in a currency other than United States Dollars, such payment will be made in United States Dollars and the amount thereof will be computed using Motorola’s P&L rate for the current month.

(g) Any reference in this Agreement to a “member” of a Group means a party to this Agreement or another Person referred to in the definition of Freescale Group or Motorola Group, as applicable.

5.14 Performance. Motorola shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement to be performed by any member of the Motorola Group. Freescale shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement to be performed by any member of the Freescale Group. Each party further agrees that it will cause its other Group members not to take any action or fail to take any action inconsistent with such party’s obligations under this Agreement or the transactions contemplated hereby. Without limiting the foregoing or anything else in this Agreement, the parties shall cause each member of their respective Group to make such assignments or transfers (or take such other action) as may be necessary to make effective the assignments and transfers under this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by a duly authorized officer on the day and year first above written.

MOTOROLA, INC.

By:	/s/ Jonathan P. Meyer
Name:	Jonathan P. Meyer
Title:	Senior Vice President and Director, Patents, Trademarks and Licensing

FREESCALE SEMICONDUCTOR, INC.

By:	/s/ Ray Burgess
Name:	Ray Burgess
Title:	Corporate Vice President, Director of Strategy

Signature Page to Intellectual Property Assignment Agreement